Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 33-4711

PROSPECTUS SUPPLEMENT DATED March 1, 2004
(To Prospectus dated April 30, 1993)

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
AGENTS’ SAVINGS AND PROFIT-SHARING PLAN

This prospectus supplement supplements the prospectus dated April 30, 1993, as amended and supplemented, relating to The Lincoln National Life Insurance Company Agents’ Savings and Profit-Sharing Plan by providing certain information regarding one investment fund merging into another and a subsequent name change.

Date:	March 1, 2004

To:	All participants in:
The Lincoln National Corporation Employees’ Savings and Profit-Sharing
401(k) Plan
The Lincoln National Life Insurance Company Agents’ Savings and
Profit-Sharing 401(k) Plan
The Lincoln National Corporation Executive Deferred Compensation Plan for
Employees
The Lincoln National Corporation Executive Deferred Compensation Plan for Agents
The Lincoln National Life Insurance Company Agents’ Money Purchase Plan
The Lincoln National Life Insurance Company Top Earners Plan

From:	HR Administrative Services

Re:	Delaware Growth & Income Fund merging into Delaware Decatur Equity Income Fund;

New fund name will be Delaware Large Cap Value

This memo is to advise you that the Delaware Growth & Income Fund (Separate Account #61) will merge into the Delaware Decatur Equity Income Fund on or about March 26, 2004. This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

Delaware Decatur Equity Income Fund is a large cap value fund managed similar to the Growth & Income Fund, and by the same portfolio manager. It invests primarily in dividend-paying stocks of large, well-established companies believed to be undervalued with the potential to increase in price over time.

On March 31, 2004, the name of the merged funds will then change to Delaware Large Cap Value.

You do not need to make any changes to your account as a result of these changes; however, you may wish to review your allocations to ensure this investment option fits your personal objectives. To review your current allocations, visit the Wells Fargo Web site at RetirementPlan.WellsFargo.com or call the Wells Fargo Benefits Helpline at 888-245-9798.

To view a complete description of the Delaware Decatur Equity Income Fund, visit the Delaware Investments Web site at: http://www.delawareinvestments.com. Click on Individual Investors, then look for the Mutual Fund Fast Find drop-down menu. Scroll down and click on Decatur Equity Income Fund.